Exhibit 21

SUBSIDIARIES OF GLADSTONE COMMERCIAL CORPORATION

Gladstone Commercial Partners, LLC (DE)

Gladstone Commercial Limited Partnership (DE)

Gladstone Commercial Advisers (DE)

Gladstone Lending LLC (DE)